Scotiabank
The Bank of Nova Scotia
44 King Street West
Toronto, Ontario M5H 1H1



August 8, 2001



Foamex Canada Inc.
415 Evans Avenue
Etobicoke, Ontario
M8W 2T2

Attention:  Mr. John Gaw, Controller

Dear Sirs:

We confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank") will make available to Foamex Canada Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on October 23, 2001.

This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

Yours very truly,



  /s/  R. Sheikh                             /s/  C. Cook
-----------------------                    -----------------
R. Sheikh                                  C. Cook
Account Manager                            Assistant General Manager
                                           Commercial Banking & Deputy Manager

The arrangements set out above and in the attached Terms and Conditions and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

FOAMEX CANADA INC.


By:    /s/  John M. Gaw
     ---------------------------
     John M. Gaw

Title:       Controller
        ------------------------


Date:      October 19, 2001
       -------------------------



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                                                                          Page 1

                              TERMS AND CONDITIONS

CREDIT NUMBER:  1                                 AUTHORIZED AMOUNT:  $8,000,000
--------------------------------------------------------------------------------

TYPE

     Operating

PURPOSE

     General operating requirements

CURRENCY

     Canadian dollars with up to $2,000,000 available in U.S. dollars.

AVAILMENT

     The Borrower may avail the credit by way of Direct advances evidenced by a Grid Note and/or Bankers' Acceptances in Canadian dollars in minimum multiples of $500,000 and having terms of maturity of 30 to 360 days without grace) and/or Standby Letters of Credit (with each availment subject to completion of an Application and Agreement for Irrevocable Standby Letter of Credit in a form satisfactory to the Bank). (The maximum for Standby Letters of Credit is $150,000 CAD.)

INTEREST RATES

     The Bank's Prime Lending Rate from time to time, plus 1 1/2% per annum, payable monthly.

     The Bank's U.S. Dollar Base Rate in Canada, from time to time, plus 1 1/2% per annum with interest payable monthly.

FEES

     Banker's Acceptance Fee of 3.00%, per annum, subject to a minimum fee of $500 per availment, payable at the time of each acceptance.

     A Standby Fee of 1/2% per annum on the daily unused portion of the Credit payable in dollars, is payable monthly from the date of acceptance of this commitment.

COMMISSION (STANDBY LETTERS OF CREDIT)

     3/4% per annum, calculated on the issue amount, based on increments of 30 days or multiples thereof, from date of issuance to expiry date. Periods of less than 30 days will be counted as a 30 day increment. The amount is subject to the Bank's minimum fee as well as revision at any time and is payable upon issuance.

REPAYMENT

     Advances are repayable on demand.

ADDITIONAL FACILITY

     Subject  to   availability   and   execution   of   mutually   satisfactory
     documentation the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms of up to one year.

     Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed $10,000,000 U.S. dollars or the equivalent thereof in other approved currencies.

GENERAL FEES, SECURITY, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

GENERAL SECURITY

     The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits:

          General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

          Security under Section 427 of the Bank Act with appropriate insurance coverage, loss, if any, payable to the Bank.

          Banker's Acceptance Agreement.

GENERAL CONDITIONS

     Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

          Combined Operating loans, Bankers' Acceptances and Standby Letters of Credit are not to exceed at any time the "Borrowing Base" which is defined as the aggregate of 75% of good quality accounts receivable (excluding accounts over 90 days, offsets and inter-company accounts) plus 75% of finished goods inventory and 50% of work-in-process inventory, less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security. (Advances against inventory are limited to $1,000,000.)

          The ratio of current assets to current liabilities is to be maintained at all times at 1.25:1.

          The ratio of Debt  (including  deferred  taxes) to  Tangible  Net Work
          (TNW) is not to exceed 2:1.

          Tangible Net Worth (TNW) is to be maintained in excess of $8,500,000 at all times.

          TNW is defined  as the sum of share  capital,  earned and  contributed surplus and postponed funds less (i) amounts due from officers/affiliates, excluding those amounts classified as current trade receivables under Generally Accepted Accounting Principles, (ii) investments in affiliates, and (iii) intangible assets as defined by the Bank.

          Without  the  Bank's  prior   written   consent  which  shall  not  be
          unreasonably withheld:

               Guarantees  or  other   contingent   liabilities   in  excess  of
               $1,000,000 in the aggregate are not to be entered into and assets are not be to further encumbered.

               No change in ownership is permitted.

               No mergers, acquisitions or change in the Borrower's line of business are permitted.

               The Bank acknowledges that mergers and reorganizations in conjunction with any company or companies controlled directly or indirectly by Foamex L.P. shall be permitted without the Bank's consent provided that any such merger or reorganization shall not adversely affect the Bank's security position and/or the financial condition of the Borrower. The Borrower shall give the Bank at least 21 business days advance notice in writing of any such merger or reorganization.

               No redemption of preferred shares is permitted.

               For ongoing Credit Risk management purposes, all operating accounts of the Borrower shall be maintained with the Bank as long as the Borrower has any operating line facilities with the Bank.

GENERAL BORROWER REPORTING CONDITIONS

     Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

          Annual Audited Financial Statements within 120 days of the Borrower's fiscal year end, duly signed.

          Annual Audited Financial Statements of Foamex L.P. within 120 days of the Company's fiscal year end, duly signed.

          Quarterly Interim Financial Statements of the Borrower, prepared in accordance with Canadian G.A.A.P., within 45 days of period end, duly signed.

          A Statement of Security monthly, to include information on inventory, accounts receivable, accounts payable and outstanding cheques, within 20 days of period end, duly signed.

          Aged Listing of Accounts Receivable upon request.

                                   SCHEDULE A
                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS

Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 days year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loan/advances.

Interest on Overdue Interest

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Indemnity Provision

4. If the introduction or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank's general income) or any capital requirement, has due to the Bank's compliance the effect, directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder; (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect to any availment hereunder or on its capital; or (iii) causing the Bank to make any payment or to forego any return based on any amount received or receivable by the Bank hereunder or in respect of any availment hereunder, then upon demand from time to time the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively "Increased Costs") as such amounts are calculated in a certificate reasonably prepared by the Bank.

     In the event of the Borrower becoming liable for such Increased Costs, the Borrower shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the amount of the Borrower, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers' Acceptance. Upon any such prepayment, the Borrower shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amount are calculated in a certificate reasonably prepared by the Bank.

Calculation and Payment of Bankers' Acceptance Fee

5. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Environment

6.   The Borrower agrees:

     (a) to comply with all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

     (b) to allow the Bank access during normal business hours to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower with respect to the Borrower's compliance with all applicable environmental laws and regulations;

     (c) to notify the Bank of any change in current, normal business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes which increases the environmental liability of the Borrower in any material manner;

     (d) to notify the Bank of any proposed material change in the use or occupation of the property of the Borrower prior to any change occurring;

     (e) to provide the Bank with written notice within ten (10) business days of the Borrower having knowledge of any environmental problem and any hazardous materials or substances which may have a material adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank;

     (f) to conduct all environmental remedial activities in compliance with applicable requirements of any federal, provincial, or any other governmental authority relating to the environment which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower receives from the Bank a written notification of the Borrower's failure to conduct such environmental remedial activities for thirty
          (30) days after receipt of such written notification from the Bank, then the Bank may perform such activities; and

     (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank.

          If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c),
          (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall give written notification to the Borrower of the Bank's decision concerning the adverse change, which shall take effect thirty (30) days after the Borrower's receipt of such written notification, if the Borrower has not initiated the activities necessary to correct the adverse change condition.

          If the Bank is required to incur expenses for compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

Periodic Review

7. The obligation of the Bank to make further advances or other accommodation available under any Credits of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition of the Borrower or any guarantor.

Evidence of Indebtedness

8. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

9. (a) All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

     (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

         (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

         (ii) there is a breach by the Borrower or any guarantor of any other terms or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties;

         (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

         (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;

         (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

         (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets except where permitted elsewhere in the commitment letter;

         (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

         (viii) any adverse change occurs in the financial condition of the Borrower or any guarantor.

         (ix)       Any adverse change occurs in the environmental condition of:

               (A)  the Borrower or any guarantor of the Borrower; or

               (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

Costs

10. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.